Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SouthWest Water Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-77881, 333-35252, 333-63196, 333-69662, 333-70194, 333-106506, 333-111586, 333-121426 and 333-133399) on Form S-3 and (Nos. 333-18513, 333-38935, 333-39506, 333-39508, 333-109444, 333-117713 and 333-134575) on Form S-8 of SouthWest Water Company of our reports dated March 27, 2008, with respect to the consolidated balance sheets of SouthWest Water Company and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of SouthWest Water Company.

Our report on the consolidated financial statements refers to the Company’s changes in its method of accounting for uncertain income tax positions in 2007 and for share-based compensation, defined benefit pension plans and method of quantifying errors in 2006.

/s/ KPMG LLP

Los Angeles, California

March 27, 2008